Exhibit 99.1

Clearwater Paper Reports Second Quarter 2009 Results

SPOKANE, Wash.--(BUSINESS WIRE)--July 30, 2009--Clearwater Paper Corporation (NYSE:CLW) today reported financial results for the second quarter ended June 30, 2009. The company reported net earnings for the second quarter of 2009 of $75.4 million, or $6.43 per diluted common share, compared to net earnings of $5.0 million, or $0.44 per diluted common share, for the second quarter of 2008. Net earnings for the second quarter of 2009, excluding income from alternative fuel mixture tax credits, tax benefits from renewable energy tax credits and a reduction in the valuation allowance related to state investment tax credits, and debt retirement costs, were $17.9 million, or $1.52 per diluted common share.

“Our results for the second quarter were very strong, driven by our excellent performance in our Consumer Products segment and improved results in Pulp and Paperboard, plus benefits from the alternative fuel mixture tax credits and other tax benefits that the company received. We continue to expect solid performance, but results for the rest of the year might be somewhat dampened by additional promotional expense, coupled with higher pulp and other commodity costs,” said Gordon Jones, president, chief executive officer and director.

SECOND QUARTER 2009 SEGMENT PERFORMANCE

Consumer Products

Operating income for the second quarter of 2009 was $32.2 million, compared with operating income of $7.1 million for the second quarter of 2008. Net sales of $139.4 million for the quarter were 13% higher than second quarter 2008 net sales of $122.9 million.

  The increase in net sales was primarily attributable to 7% higher net selling prices with a similar sales mix, when compared to the second quarter of 2008. The segment shipped a record 51,737 tons of finished goods during the quarter, which were 6% higher than the tons shipped in the prior year’s second quarter. These tons represented 7.3 million cases of product shipped during the second quarter of 2009 versus 6.9 million cases shipped during the second quarter of 2008.
  Excellent production in papermaking, record converting production and lower input costs for pulp, freight, energy and packaging supplies contributed to segment performance during the second quarter of this year.

Pulp and Paperboard

Operating income for the second quarter of 2009 was $87.8 million, compared to operating income of $6.0 million for the second quarter of 2008. Excluding the income recognized for the alternative fuel mixture tax credits, operating income for the second quarter of 2009 was $11.4 million. Net sales of $174.4 million for the quarter were 6% lower than second quarter 2008 net sales of $185.1 million.

  Lower net sales for the quarter were the result of an 8% decline in paperboard shipments, coupled with a 32% decline in market pulp net selling prices compared to the same period in 2008. Partially offsetting the negative comparisons were a 3% higher average net selling price for paperboard and significantly higher market pulp shipments to third parties.
  Operating income for the quarter was favorably affected by lower input costs for wood fiber, chemicals, energy and freight compared to the same quarter in 2008.
  Repair and maintenance costs were $2.5 million higher during the quarter compared to the same period in 2008, attributable to accelerating a portion of the scheduled major maintenance work into the first and second quarters of the current year due to softer-than-expected order backlogs. The remainder of the 2009 major maintenance for the segment is expected to occur in the third quarter at an estimated cost of $5.8 million.
  The company is registered with the Internal Revenue Service as an alternative fuel mixer and has received refundable tax credit payments in connection with its use of “black liquor,” a by-product of the pulp manufacturing process, in an alternative fuel mixture to produce energy at its pulp mills. The amount of the refundable tax credit is equal to $0.50 per gallon of alternative fuel mixture used. The segment recorded $76.4 million of income during the second quarter related to the alternative fuel mixture tax credit. This income was for the period from late January through June 30, 2009. The portion of the alternative fuel mixture tax credit attributable to operations occurring during the second quarter was $45.0 million. Through June 30, the company received refundable tax credit payments totaling $57.6 million.

Wood Products

Operating loss for the second quarter of 2009 was $4.5 million, compared to an operating loss of $3.6 million for the second quarter of 2008. Net sales of $16.6 million for the quarter were 40% lower than second quarter 2008 net sales of $27.7 million.

  Overall lumber net selling prices fell by 17% in the quarter, compared to the second quarter of 2008, due to lower lumber prices and a lower percentage of higher-value cedar product sales.
  Shipment volumes declined by 26% during the quarter compared to the same quarter in 2008.
  Saw log costs were lower in the quarter due to lower log prices and log mix, compared to the second quarter of 2008.

Corporate and Eliminations Expenses

Corporate and eliminations expenses for the second quarter of 2009 were $7.4 million compared to a positive overall adjustment of $1.5 million for the second quarter of 2008. The unfavorable comparison was due largely to higher corporate administration expenses in 2009 associated with being an independent, publicly traded company compared to the portion of Potlatch’s corporate expense allocated to the company’s business segments prior to the spin-off, as well as a positive intra-company inventory adjustment in 2008.

Senior Notes Offering Completion

The company successfully completed the private placement of $150 million aggregate principal amount of senior unsecured notes due 2016. The notes have an interest rate of 10.625% and were issued at a price equal to 98.792% of their face value. Net proceeds from the offering were used to satisfy the company’s payment obligations with respect to principal and interest on $100 million principal amount of credit sensitive debentures. The credit sensitive debentures were originally issued by an affiliate of Potlatch Corporation and, prior to the spin-off from Potlatch, the company retained the obligation to pay all amounts due to the holders. The remaining net proceeds are expected to be used for general corporate purposes.

Tax Rate

The company’s effective income tax rate for the second quarter 2009 was approximately 23%. During the quarter, the company was able to take advantage of Internal Revenue Code Section 45, which provides for renewable energy tax credits to owners of electric generation facilities that produce and sell electricity from qualified facilities. This tax credit for the years 2006 through 2008, combined with a reduction in the valuation allowance related to state investment tax credits, caused a significant decrease in the company’s effective tax rate for the quarter.

Clearwater Paper Corporation Separation from Potlatch Corporation

This news release represents the second full quarter reporting for Clearwater Paper Corporation as a stand-alone company. Clearwater Paper Corporation was spun-off from Potlatch Corporation on December 16, 2008. Clearwater Paper is comprised of Potlatch’s former pulp-based manufacturing businesses and the Lewiston, Idaho, lumber mill.

CONFERENCE CALL INFORMATION

A live audio Web cast and conference call will be held today, Thursday, July 30, 2009, at 8 a.m. Pacific time (11 a.m. Eastern time). Investors may access the conference call by dialing 877-879-6207 (for U.S./Canada investors) or 719-325-4791 (for international investors). The audio Web cast may be accessed on the company’s Web site at http://ir.clearwaterpaper.com/events.cfm. An accompanying presentation will be available for downloading from http://ir.clearwaterpaper.com/events.cfm at 7:00 a.m. Pacific time (10:00 a.m. Eastern time). The Web cast will be audio only. Investors are recommended to download the accompanying presentation prior to the call.

For those unable to participate in the call, an archived recording will be available through the Clearwater Paper Corporation Web site at www.clearwaterpaper.com under “Investor Relations” following the conference call.

ABOUT CLEARWATER PAPER

Clearwater Paper manufactures premium consumer tissue, high-quality bleached paperboard and wood products at six facilities across the country. The company is a premier supplier of private label tissue to major retail grocery chains, and also produces bleached paperboard used by quality-conscious printers and packaging converters. Clearwater Paper's 2,400 employees build shareholder value by developing strong customer partnerships through quality and service.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including statements regarding future company and segment operating and financial performance, product demand and prices, maintenance costs and schedules, the availability and amount of alternative fuel mixture tax credits and the direction of markets. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in the United States and international economies; changes in raw material and energy costs; cyclical industry conditions; loss of a large consumer products segment customer; changes in the alternative fuel mixture tax credit regulations and the company’s eligibility for such tax credits; competitive pricing pressures for the company’s products; changes in freight costs and disruptions in transportation services; unanticipated manufacturing disruptions; changes in general and industry-specific laws and regulations; unforeseen environmental liabilities or expenditures; labor disruptions; inability to refinance or pay indebtedness; inability to implement corporate strategies; and other risks and uncertainties described from time to time in the company’s public filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements.

Clearwater Paper Corporation
Statements of Operations
Unaudited (Dollars in thousands - except per-share amounts)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Net sales	$316,905	$315,988	$603,605	$623,425
Costs and expenses:
Cost of sales	267,022	293,848	512,667	581,953
Selling, general and administrative expenses	18,198	11,198	34,028	23,932
	285,220	305,046	546,695	605,885
Alternative fuel mixture tax credits	76,373	-	76,373	-
Earnings before interest, debt retirement costs and income taxes	108,058	10,942	133,283	17,540
Interest expense, net	(3,431)	(3,250)	(6,994)	(6,500)
Debt retirement costs	(6,250)	-	(6,250)	-
Earnings before income taxes	98,377	7,692	120,039	11,040
Income tax provision	22,929	2,716	30,944	3,818
Net earnings	$75,448	$4,976	$89,095	$7,222
Net earnings per common share:
Basic	$6.64	$0.44	$7.84	$0.64
Diluted	6.43	0.44	7.68	0.64
Average shares outstanding (in thousands):
Basic	11,359	11,355	11,357	11,355
Diluted	11,727	11,355	11,595	11,355

Clearwater Paper Corporation
Condensed Balance Sheets
Unaudited (Dollars in thousands)

	June 30,	December 31,
	2009	2008
Assets
Current assets:
Cash and short-term investments	$76,746	$14,018
Restricted cash	750	-
Receivables, net	146,369	104,030
Inventories	143,228	154,351
Deferred tax assets	14,772	14,772
Prepaid expenses	6,315	2,408
Total current assets	388,180	289,579
Land	4,729	4,729
Plant and equipment, at cost less accumulated depreciation	372,311	385,138
Other assets	7,438	3,820

	$772,658	$683,266
Liabilities and Stockholders' Equity
Current liabilities:
Notes payable	$-	$150,000
Accounts payable and accrued liabilities	114,037	125,557
Total current liabilities	114,037	275,557
Long-term debt	148,197	-
Liability for pensions and other postretirement employee benefits	224,148	221,649
Other long-term obligations	3,788	3,234
Deferred taxes	9,286	1,837
Accumulated other comprehensive loss	(123,368)	(126,149)
Stockholders' equity excluding accumulated other comprehensive loss	396,570	307,138

	$772,658	$683,266

Clearwater Paper Corporation
Segment Information
Unaudited (Dollars in thousands)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Segment net sales:
Consumer Products	$139,350	$122,888	$275,502	$245,896
Pulp and Paperboard:
Paperboard	153,857	163,075	291,880	314,305
Pulp	20,518	21,941	35,792	48,193
Other	34	96	71	394
	174,409	185,112	327,743	362,892
Wood Products	16,587	27,652	28,999	50,406
	330,346	335,652	632,244	659,194
Elimination of intersegment sales	(13,441)	(19,664)	(28,639)	(35,769)

Total segment net sales	$316,905	$315,988	$603,605	$623,425

Operating income (loss):
Consumer Products	$32,182	$7,082	$61,318	$10,563
Pulp and Paperboard (1)	87,758	6,030	96,128	16,881
Wood Products	(4,480)	(3,646)	(10,641)	(8,060)
	115,460	9,466	146,805	19,384
Corporate and eliminations	(7,402)	1,476	(13,522)	(1,844)
Earnings before interest, debt retirement costs and income taxes	$108,058	$10,942	$133,283	$17,540

(1) Operating income for the quarter and six months ended June 30, 2009, for the Pulp and Paperboard segment included $76.4 million associated with alternative fuel mixture tax credits.

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
Unaudited (Dollars in thousands, except per-share amounts)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

GAAP net earnings	$75,448	$4,976	$89,095	$7,222
Special items, after-tax:
Alternative fuel mixture tax credits	48,191	-	48,191	-
Renewable energy tax credits	9,750	-	9,750	-
Investment tax credit valuation allowance	3,600	-	3,600	-
Debt retirement costs	(3,944)	-	(3,944)	-
Total special items, after-tax	57,597	-	57,597	-
Net earnings, excluding special items	$17,851	$4,976	$31,498	$7,222

GAAP net earnings per diluted share	$6.43	$0.44	$7.68	$0.64
Special items, after-tax:
Alternative fuel mixture tax credits	4.11	-	4.15	-
Renewable energy tax credits	0.83	-	0.84	-
Investment tax credit valuation allowance	0.31	-	0.31	-
Debt retirement costs	(0.34)	-	(0.34)	-
Total special items, after-tax	4.91	-	4.96	-
Net earnings per diluted share, excluding special items	$1.52	$0.44	$2.72	$0.64

Diluted average shares outstanding (in thousands)	11,727	11,355	11,595	11,355

CONTACT:
Clearwater Paper Corporation
Matt Van Vleet, 509-344-5912 (news media)
Doug Spedden, 509-344-5906 (investors)